Exhibit 99.1

Contact:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	303/293-5563	303/675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2012 Annual and Fourth Quarter Financial Results

•                  Loan growth of $60.6 million, or 5.5% during 2012

•                  Increase in pre-tax net income of $5.5 million, or 87.2%, as compared to 2011

•                  Reduction in classified assets of $24.7 million, or 29.6%, during 2012, further reduced by an additional $10.9 million due to the sale of our largest classified asset in January 2013

•                  Previously announced redemption of $15.0 million of our trust preferred securities scheduled for first quarter 2013 will reduce interest expense by $1.6 million annually

DENVER, January 28, 2013 — Guaranty Bancorp (Nasdaq: GBNK), a Colorado-based community bank holding company, today reported fourth quarter 2012 net income of $3.1 million, or $0.03 earnings per basic and diluted common share, compared to net income of $2.3 million, or $0.02 earnings per basic and diluted common share in the fourth quarter 2011.

“We could not be more pleased with our performance in 2012,” said Paul W. Taylor, President and CEO. “We successfully executed on our business plans to grow loans, increase deposits, and improve our credit quality. Our 2012 loan growth was $60.6 million, or 5.5%, despite a $71.5 million reduction in our purchased loan participations. We also grew our core deposits by $153.6 million, or 13.8% during 2012, further enhancing our high liquidity level. Continued focus on improving our credit quality metrics resulted in a substantial reduction in our classified asset ratio to 25.2% at the end of 2012 as compared to 36.6% at the end of the previous year. On a proforma basis, our classified asset ratio at December 31, 2012 improved to 20.5% after consideration of the sale of our largest classified asset on January 28, 2013.”

Taylor continued, “Private Capital Management, the Colorado based investment management firm we acquired in July of 2012, also delivered outstanding results in just five short months. Assets under management grew by $14.5 million, or 8.7%, since the close of the acquisition. Additionally, the firm contributed $0.5 million to noninterest income in 2012. These accomplishments, in addition to a continued focus on enhancing profitability, make Guaranty Bancorp well positioned for further growth in 2013.”

The $0.8 million improvement in net income in the fourth quarter 2012 compared to the same quarter in 2011 was primarily due to a $2.3 million increase in pre-tax income, offset by a $1.5 million increase in tax expense. The improvement in pre-tax income was primarily due to a $4.5 million decrease in provision for loan loss, due to improvements in credit quality and reduced charge-off levels, and an increase in noninterest income of $1.0 million, primarily due to increases in customer service fees and gains on sale of securities. These improvements were partially offset by a $3.1 million increase in noninterest expense, primarily driven by a $3.0 million write-down on the Company’s single largest other real estate owned (“OREO”) property, which was subsequently sold in January 2013.

Earnings per basic and diluted common share improved to $0.14 for the year ended December 31, 2012 as compared to a loss per basic and diluted common share of $0.21 from the prior year. The prior year loss per common share calculation included a non-cash adjustment of approximately $19.8 million, or $0.30 per basic and diluted common share, related to three quarters of paid-in-kind preferred stock dividends and the mandatory accelerated conversion of the Company’s Series A Convertible Preferred Stock into common stock in September 2011.

For the year ended December 31, 2012, net income improved by $8.7 million, or 137.1%, to $15.1 million compared to $6.4 million for the year ended December 31, 2011, primarily due to the lower level of provision for loan losses of $7.0 million, attributable to continued improvements in credit quality in 2012; the reversal of the remaining deferred tax asset valuation allowance, discussed below; and the reduction in interest expense of $5.3 million, mostly due to reductions in deposit rates and the early payoff of several Federal Home Loan Bank (“FHLB”) borrowings in 2011. These improvements were partially offset by a reduction in interest income of $4.7 million, due to declines in average earning assets yields, an increase in noninterest expense of $1.6 million and a decrease in noninterest income of $0.4 million, primarily due to reductions in net gains on sales of securities. The increase in noninterest expense was due to the net increase in OREO expense of $2.8 million, mostly due to the write-down discussed above, and the impairment related to the closure of two branches of $2.8 million, offset by a decrease in intangible amortization of $1.0 million and the FHLB prepayment penalty of $2.7 million recorded in 2011.

The Company had a deferred tax asset valuation allowance of $6.6 million at December 31, 2011. During the second quarter 2012, the remaining deferred tax asset valuation allowance of $5.7 million was reversed based on the Company’s determination that it was more likely than not that the entire deferred tax asset would be realized. Subsequent to the reversal of the deferred tax asset valuation allowance, the Company resumed recording income tax expense.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Dollars in thousands, except per share amounts)
Net income	$3,120	$2,830	$2,276	$15,059	$6,352
Net income (loss) to common stockholders	$3,120	$2,830	$2,276	$15,059	$(13,434)
Earnings (loss) per common share	$0.03	$0.02	$0.02	$0.14	$(0.21)
Return on average assets	0.67%	0.63%	0.54%	0.86%	0.36%
Net interest margin	3.48%	3.46%	3.86%	3.67%	3.61%
Efficiency ratio (tax equivalent)	88.16%	71.56%	74.84%	77.05%	77.75%

Balance Sheet

	December 31, 2012	September 30, 2012	% Change	December 31, 2011	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$121,217	$127,823	(5.2)%	$109,225	11.0%
Time deposits with banks	50,000	40,000	25.0%	—	100.0%
Total investments	458,927	436,386	5.2%	386,141	18.8%
Total loans, net of unearned discount	1,158,749	1,118,968	3.6%	1,098,140	5.5%
Allowance for loan losses	(25,142)	(28,597)	(12.1)%	(34,661)	(27.5)%
Total assets	1,886,938	1,834,978	2.8%	1,689,668	11.7%
Average earning assets, quarter-to-date	1,740,273	1,670,300	4.2%	1,575,193	10.5%
Total deposits	1,454,756	1,395,096	4.3%	1,313,786	10.7%
Book value per common share	1.78	1.74	2.3%	1.62	9.9%
Tangible book value per common share	1.69	1.65	2.4%	1.53	10.5%
Equity ratio — GAAP	9.97%	10.09%	(1.2)%	10.12%	(1.5)%
Tangible common equity ratio	9.53%	9.59%	(0.6)%	9.59%	(0.6)%
Total risk-based capital ratio	16.27%	16.46%	(1.2)%	16.33%	(0.4)%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Net interest income	$15,217	$14,511	$15,325	$60,411	$59,894
Interest rate spread	3.21%	3.15%	3.54%	3.37%	3.25%
Net interest margin	3.48%	3.46%	3.86%	3.67%	3.61%
Net interest margin, fully tax equivalent	3.57%	3.55%	3.95%	3.77%	3.68%
Average cost of deposits, including noninterest bearing deposits	0.19%	0.20%	0.26%	0.21%	0.49%

Net interest income increased $0.7 million from $14.5 million in the third quarter 2012 to $15.2 million in the fourth quarter 2012 and decreased $0.1 million as compared to $15.3 million for the fourth quarter 2011. Net interest margin increased two basis points from 3.46% in the third quarter 2012 to 3.48% in the fourth quarter 2012 and declined 38 basis points from 3.86% in the fourth quarter 2011.

The increase in net interest income of $0.7 million from the third quarter 2012 to the fourth quarter 2012 was due to an increase in interest income of $0.6 million and a decrease in interest expense of $0.1 million. Interest income increased primarily due to increases in average loan and investment balances of $33.5 million and $48.3 million, respectively. The decrease in interest expense was the result of a reduction in subordinated debentures interest due to the payment of compounding, deferred interest during the third quarter 2012.

The decline in net interest income of $0.1 million for the fourth quarter 2012 as compared to the same quarter in 2011 was due to a reduction in interest income of $0.4 million, partially offset by a reduction in interest expense of $0.3 million. The decline in interest income was mostly due to a decline in loan income of $0.2 million and a decline in investment income of $0.2 million. The decline in interest expense was due to a change in the deposit mix from higher-cost time and money market deposits to lower yielding demand accounts, reductions in average time deposit rates and a reduction in subordinated debentures interest due to the payment of compounding, deferred interest during the third quarter 2012.

On a year-to-date basis, the net interest margin improved six basis points from 3.61% in 2011 to 3.67% in 2012, as a result of an increase in net interest income of $0.5 million and a reduction in average earning assets of $13.8 million. The improvement in net interest income was primarily due to a decrease in interest expense of $5.3 million caused by reductions in both average balances and average rates on time certificates of deposit. The improvement in interest expense was partially offset by a decrease in interest income of $4.7 million, primarily due to declines in yields on loans and investments.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(In thousands)
Noninterest income:
Customer service and other fees	$2,640	$2,616	$2,320	$9,909	$9,413
Gain on sale of securities	817	746	283	2,527	3,703
Gain on sale of SBA loans	—	203	—	203	—
Other	309	250	197	952	829
Total noninterest income	$3,766	$3,815	$2,800	$13,591	$13,945

Overall noninterest income remained relatively consistent in the fourth quarter 2012, as compared to prior quarter. Increases in gains on sale of securities and a gain on sale of bank facilities of $0.1 million each during the fourth quarter 2012 were offset by the gain on sale of Small Business Administration (“SBA”) loans of $0.2 million during the third quarter 2012.

Noninterest income increased $1.0 million to $3.8 million in the fourth quarter 2012, as compared to $2.8 million in the fourth quarter 2011, primarily due to an increase in the gain on sale of securities of $0.5 million, an increase in customer service fees of $0.3 million related to investment management fees generated by Private Capital Management (“PCM”), acquired in July 2012, and net gains on sales of bank facilities of $0.1 million.

For the year ended December 31, 2012, noninterest income decreased $0.3 million to $13.6 million, as compared to $13.9 million during the prior year, primarily due to the decrease in the net gains on sales of securities of $1.2 million, partially offset by the gains on sales of SBA loans and bank facilities of $0.4 million, as well as the increase in customer service fees of $0.5 million, primarily investment management fees generated by PCM, as discussed in the preceding paragraph.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,832	$6,466	$6,716	$26,769	$26,059
Occupancy expense	1,550	1,712	1,967	7,253	7,513
Furniture and equipment	760	779	846	3,143	3,508
Amortization of intangible assets	812	803	1,017	3,138	4,091
Other real estate owned	3,209	348	240	4,370	1,559
Insurance and assessment	677	771	845	3,137	4,053
Professional fees	1,543	1,062	690	4,089	3,528
Prepayment penalty on long term debt	—	—	—	—	2,672
Impairment of long-lived assets	—	—	—	2,750	—
Other general and administrative	2,539	2,253	2,528	9,465	9,504
Total noninterest expense	$17,922	$14,194	$14,849	$64,114	$62,487

Noninterest expense increased $3.7 million to $17.9 million in the fourth quarter 2012 as compared to $14.2 million in the third quarter 2012. The increase was primarily due to an increase in OREO expenses driven by a $3.0 million write-down of a single property, which was subsequently sold in January 2013. In addition, professional fees increased $0.5 million, primarily due to legal expenses, and salary and benefits increased $0.4 million. These increases were partially of offset by a decline in occupancy expense of $0.2 million.

As compared to the fourth quarter 2011, noninterest expense increased $3.1 million primarily due to the OREO write-down discussed above. In addition, professional fees increased $0.9 million primarily related to legal expenses, which were partially offset by declines in occupancy expense of $0.4 million due to savings related to branch closures and declines in insurance and assessment expense of $0.2 million related to decreases in FDIC and other insurance premiums.

Noninterest expense increased $1.6 million to $64.1 million for the year ended December 31, 2012 as compared to $62.5 million for the same period in 2011. Increases in noninterest expense consisted of the increases in OREO expenses of $2.8 million, mostly due to the write-down discussed above, the impairment charge related to the closure of two branches of $2.8 million, an increase in professional fees of $0.6 million related to legal expenses, and an increase in salary and benefit expense of $0.7 million, primarily related to annual salary increases. These increases in noninterest expense were partially offset by the prepayment penalty on FHLB borrowings of $2.7 million incurred in September 2011; reductions in loan collection expenses of $1.0 million, as the result of improved credit quality; decrease in amortization of intangible assets of $1.0 million; reductions in insurance and assessments of $0.9 million, related to lower insurance premiums and FDIC assessments; and reductions in occupancy and furniture and equipment of $0.6 million due to savings related to branch closures in 2012.

Balance Sheet

	December 31, 2012	September 30, 2012	% Change	December 31, 2011	% Change
	(Dollars in thousands)

Total assets	$1,886,938	$1,834,978	2.8%	$1,689,668	11.7%
Average assets, quarter-to-date	1,843,212	1,776,557	3.8%	1,682,168	9.6%
Total loans, net of unearned discount	1,158,749	1,118,968	3.6%	1,098,140	5.5%
Total deposits	1,454,756	1,395,096	4.3%	1,313,786	10.7%

Equity ratio — GAAP	9.97%	10.09%	(1.2)%	10.12%	(1.5)%
Tangible common equity ratio	9.53%	9.59%	(0.6)%	9.59%	(0.6)%

At December 31, 2012, the Company had total assets of $1.9 billion, which represented a $52.0 million increase as compared to September 30, 2012 and a $197.3 million increase as compared to December 31, 2011. The increase in assets from September 30, 2012 consisted primarily of an increase in loans, net of unearned discount, of $39.8 million and an increase in investments of $22.5 million, partially offset by a decline in other assets of $11.2 million related to securities sold not yet settled. As compared to December 31, 2011, the increase in total assets was primarily due to an increase in investments of $72.8 million, an increase in loans, net of unearned discount, of $60.6 million, an increase in time deposits with banks of $50.0 million, and an increase in cash and cash equivalents of $12.0 million, partially offset by a decrease in OREO of $9.5 million. In addition, the allowance for loan losses decreased by $9.5 million.

The following table sets forth the amounts of loans outstanding at the dates indicated:

	December 31, 2012	September 30, 2012	December 31, 2011
	(In thousands)
Loans on real estate:
Residential and Commercial	$737,537	$725,498	$712,368
Construction	72,842	53,172	44,087
Equity lines of credit	45,308	44,131	44,601
Commercial loans	237,199	226,205	223,479
Agricultural loans	9,417	10,634	11,527
Installment loans to individuals	17,787	19,481	22,937
SBA	37,207	39,043	37,876
Other	3,043	2,521	3,092
Gross loans	1,160,340	1,120,685	1,099,967
Unearned discount	(1,591)	(1,717)	(1,827)
Loans, net of unearned discount	$1,158,749	$1,118,968	$1,098,140

For the year ending December 31, 2012, loans, net of unearned discount, grew $60.6 million, despite a $71.5 million reduction in our purchased loan participations. The increase in loans is due to a $28.8 million increase in construction loans, a $25.2 million increase in residential and commercial real estate and a $13.7 million increase in commercial loans. These increases were partially offset by declines in consumer loans of $5.2 million and agricultural loans of $2.1 million. The growth in construction loans was primarily due to construction of multi-tenant retail and long-term care facilities with full lease commitments. Residential and commercial real estate growth was primarily due to commercial real estate loans for multi-tenant retail or industrial-flex office buildings that are either owner-occupied or substantially leased. Excluding reductions in our energy portfolio of $30.7 million, our commercial loans grew $45.1 million during 2012, or 27.6%. At December 31, 2012, the overall loan portfolio included 29.9% owner-occupied properties; 18.2% retail and industrial properties; 10.7% office properties; 8.9% other commercial real estate properties; and 5.4% multi-family properties. The Bank has capacity to extend additional credit on residential and commercial real estate loans pursuant to the Bank’s concentration ratios discussed below.

Since December 31, 2011, the ratio of construction, land and land development loans to capital increased by five percentage points to 57% at December 31, 2012. During the same period, the ratio of commercial real estate loans to capital increased by 24 percentage points to 278%. These concentration ratios remain below the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	December 31, 2012	September 30, 2012	December 31, 2011
	(In thousands)
Noninterest-bearing deposits	$564,215	$514,912	$450,451
Interest-bearing demand and NOW	285,679	286,888	289,987
Money market	312,724	290,520	277,997
Savings	100,704	99,654	91,260
Time	191,434	203,122	204,091
Total deposits	$1,454,756	$1,395,096	$1,313,786

Non-maturing deposits increased $71.3 million, or 6.0%, in the fourth quarter 2012 as compared to the third quarter 2012 and $153.6 million, or 13.8%, as compared to fourth quarter 2011. The growth in non-maturing deposits in 2012 included approximately $50.0 million in balances from five customers. We expect these funds will be withdrawn during the first and second quarters of 2013. Time deposits decreased $11.7 million as of December 31, 2012 as compared to September 30, 2012 and $12.7 million as compared to December 31, 2011. At December 31, 2012, noninterest-bearing deposits as a percentage of total deposits increased to 38.8% as compared to 36.9% at September 30, 2012 and 34.3% at December 31, 2011.

Securities sold under agreements to repurchase decreased $16.7 million from September 30, 2012 and increased $50.4 million from December 31, 2011 to $67.0 million at December 31, 2012. The increase from prior year was primarily related to a single depositor whose balance is expected to be re-deployed into the depositor’s operations during the first quarter in 2013.

Total borrowings were $110.2 million at December 31, 2012, September 30, 2012 and December 31, 2011. The entire balance of borrowings at each balance sheet date consisted of term notes with the FHLB.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and the Bank as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2012	Ratio at December 31, 2011	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	16.27%	16.33%	8.00%	N/A
Guaranty Bank and Trust Company	15.52%	15.59%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	15.02%	15.06%	4.00%	N/A
Guaranty Bank and Trust Company	14.26%	14.32%	4.00%	6.00%
Leverage Ratio:
Consolidated	11.93%	12.12%	4.00%	N/A
Guaranty Bank and Trust Company	11.35%	11.53%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets. At December 31, 2012, approximately $7.0 million of the Bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 0.48% of the Company’s consolidated risk-weighted assets.

As previously announced, the Company has submitted redemption notices to the trustee with respect to all of its $10.0 million CenBank I 10.6% and $5.0 million CenBank II 10.2% trust preferred securities. The trust preferred securities will be redeemed at a price equal to 104.24% (CenBank I) and 104.08% (CenBank II) of the liquidation amount of $1,000 per trust preferred security, respectively, plus all accrued and unpaid distributions to the respective redemption dates. The redemption of the trust preferred securities will be funded by a dividend from the Bank. The Company expects to redeem these securities during the first quarter 2013. As a result of the redemption, our consolidated total risk-based capital ratio and our Tier 1 risk-based capital ratio will decline by approximately one percentage point and our leverage ratio will decline by approximately 0.8 percentage points. All three ratios will continue to remain well above the minimum capital requirements for holding companies and well capitalized requirements for banks.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	December 31, 2012 Pro Forma (1)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Dollars in thousands)

Nonaccrual loans and leases	$13,692	$13,692	$21,185	$21,291	$29,648	$26,801
Other nonperforming loans	224	224	543	—	1,301	6

Total nonperforming loans (NPLs)	$13,916	$13,916	$21,728	$21,291	$30,949	$26,807
Other real estate owned and foreclosed assets	8,730	19,580	23,532	24,640	28,072	29,027

Total nonperforming assets (NPAs)	$22,646	$33,496	$45,260	$45,931	$59,021	$55,834

Accruing loans past due 90 days or more (2)	$224	$224	$543	$—	$1,301	$6

Accruing loans past due 30-89 days (2)	$4,270	$4,270	$7,678	$18,448	$10,798	$10,805

Allowance for loan losses	$25,142	$25,142	$28,597	$29,307	$30,075	$34,661

Selected ratios:
NPLs to loans, net of unearned discount	1.20%	1.20%	1.94%	1.92%	2.79%	2.44%
NPAs to total assets	1.20%	1.78%	2.47%	2.62%	3.44%	3.30%
Allowance for loan losses to NPAs	111.02%	75.06%	63.18%	63.81%	50.96%	62.08%
Allowance for loan losses to NPLs	180.67%	180.67%	131.61%	137.65%	97.17%	129.30%
Allowance for loan losses to loans	2.17%	2.17%	2.56%	2.64%	2.71%	3.16%
Loans 30-89 days past due to loans, net of unearned discount	0.37%	0.37%	0.69%	1.66%	0.97%	0.98%
Texas ratio (3)	9.72%	14.37%	19.49%	19.92%	25.93%	24.55%
Classified asset ratio (4)	20.50%	25.16%	32.10%	33.79%	35.64%	36.62%

(1)December 31, 2012 Pro Forma represents data subsequent to the sale of our largest OREO property in January 2013.

(2)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(3)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(4)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans by class as of the dates indicated:

December 31, 2012	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$832	$224	$8,034	$9,090	$736,524
Construction loans	—	—	—	—	72,742
Commercial loans	2,671	—	3,005	5,676	236,874
Consumer loans	140	—	1,332	1,472	64,307
Other	627	—	1,321	1,948	48,302
Total	$4,270	$224	$13,692	$18,186	$1,158,749

September 30, 2012	30-89 Days Past Due	90 days +Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$6,280	$543	$15,056	$21,879	$724,388
Construction loans	—	—	—	—	53,091
Commercial loans	753	—	3,217	3,970	225,858
Consumer loans	612	—	1,541	2,153	63,749
Other	33	—	1,371	1,404	51,882
Total	$7,678	$543	$21,185	$29,406	$1,118,968

During the fourth quarter 2012, nonaccrual loans declined $7.5 million as compared to third quarter 2012, primarily due to the payoff of the largest single nonaccrual loan. In addition, classified loans declined $11.7 million and loans classified as special mention and watch loans declined by $14.5 million. OREO decreased by $4.0 million during the fourth quarter 2012 as compared to the third quarter 2012, primarily driven by the $3.0 million write down on the Company’s single largest OREO property, which was subsequently sold in January 2013.

At December 31, 2012, classified assets as a percentage of capital and allowance for loan losses were 25.2%, a favorable decline from 32.1% at September 30, 2012 and 36.6% at December 31, 2011.

Net charge-offs in the fourth quarter 2012 were negligible as compared to $0.7 million in the third quarter 2012 and $2.2 million in the fourth quarter 2011.

The general component of the allowance for loan losses decreased from $24.8 million at September 30, 2012 to $22.5 million at December 31, 2012. The general component represented 1.9% of loans, net of unearned discount, at December 31, 2012 as compared to 2.2% of loans, net of unearned discount, at the end of the previous quarter. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, increased from 131.6% at September 30, 2012 to 180.7% at December 31, 2012.

The Company recorded a $3.5 million negative provision for loan losses in the fourth quarter 2012, as compared to no provision in the third quarter 2012 and $1.0 million in the fourth quarter 2011.  The decrease in provision for loan losses over the last year reflects an overall improvement in asset quality and the declines in net historical charge-offs.

Shares Outstanding

As of December 31, 2012, the Company had 105,847,607 shares of common stock outstanding, consisting of 100,752,607 shares of voting common stock and 5,095,000 shares of non-voting common stock. At December 31, 2012, total common shares outstanding include 1,696,796 shares of unvested stock awards.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value and the tangible equity ratio, all of which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$188,200	$185,073	$171,011
Less: Intangible assets	(9,348)	(10,161)	(9,963)
Tangible common equity	$178,852	$174,912	$161,048

Number of common shares outstanding	105,847,607	106,256,654	105,436,623

Book value per common share	$1.78	$1.74	$1.62
Tangible book value per common share	$1.69	$1.65	$1.53

	December 31, 2012	September 30, 2012	December 31, 2011
	(Dollars in thousands, except per share amounts)

Tangible Common Equity Ratio
Total stockholders’ equity	$188,200	$185,073	$171,011
Less: Intangible assets	(9,348)	(10,161)	(9,963)
Tangible common equity	$178,852	$174,912	$161,048

Total assets	$1,886,938	$1,834,978	$1,689,668
Less: Intangible assets	(9,348)	(10,161)	(9,963)
Tangible assets	$1,877,590	$1,824,817	$1,679,705

Equity ratio — GAAP (total stockholders’ equity / total assets)	9.97%	10.09%	10.12%
Tangible common equity ratio (tangible common equity / tangible assets)	9.53%	9.59%	9.59%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 28 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank and its subsidiary also provide wealth management services, including private banking, investment management and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2012	September 30, 2012	December 31, 2011
	(In thousands)
Assets
Cash and due from banks	$121,217	$127,823	$109,225
Time deposits with banks	50,000	40,000	—

Securities available for sale, at fair value	413,382	395,632	353,152
Securities held to maturity	31,283	26,286	18,424
Bank stocks, at cost	14,262	14,468	14,565
Total investments	458,927	436,386	386,141

Loans, net of unearned discount	1,158,749	1,118,968	1,098,140
Less allowance for loan losses	(25,142)	(28,597)	(34,661)
Net loans	1,133,607	1,090,371	1,063,479
Premises and equipment, net	46,918	47,083	53,851
Other real estate owned and foreclosed assets, net	19,580	23,532	29,027
Other intangible assets, net	9,348	10,161	9,963
Securities sold, not yet settled	5,878	15,628	—
Other assets	41,463	43,994	37,982
Total assets	$1,886,938	$1,834,978	$1,689,668

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$564,215	$514,912	$450,451
Interest-bearing demand and NOW	285,679	286,888	289,987
Money market	312,724	290,520	277,997
Savings	100,704	99,654	91,260
Time	191,434	203,122	204,091
Total deposits	1,454,756	1,395,096	1,313,786
Securities sold under agreements to repurchase and federal funds purchased	67,040	83,734	16,617
Borrowings	110,163	110,166	110,177
Subordinated debentures	41,239	41,239	41,239
Securities purchased, not yet settled	16,943	12,311	20,800
Interest payable and other liabilities	8,597	7,359	16,038
Total liabilities	1,698,738	1,649,905	1,518,657

Stockholders’ equity:
Common stock and additional paid-in capital—common stock	705,389	705,238	704,698
Accumulated deficit	(417,957)	(421,077)	(433,016)
Accumulated other comprehensive income	3,165	3,277	1,683
Treasury stock	(102,397)	(102,365)	(102,354)
Total stockholders’ equity	188,200	185,073	171,011
Total liabilities and stockholders’ equity	$1,886,938	$1,834,978	$1,689,668

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except share and per share data)

Interest income:
Loans, including fees	$14,303	$14,552	$57,326	$59,985
Investment securities:
Taxable	2,127	2,441	8,746	11,277
Tax-exempt	691	582	2,558	2,066
Dividends	156	158	631	653
Federal funds sold and other	99	71	304	332
Total interest income	17,376	17,804	69,565	74,313
Interest expense:
Deposits	693	878	2,878	6,746
Securities sold under agreement to repurchase and federal funds purchased	22	14	67	74
Borrowings	836	836	3,327	4,727
Subordinated debentures	608	751	2,882	2,872
Total interest expense	2,159	2,479	9,154	14,419
Net interest income	15,217	15,325	60,411	59,894
Provision (credit) for loan losses	(3,500)	1,000	(2,000)	5,000
Net interest income, after provision for loan losses	18,717	14,325	62,411	54,894
Noninterest income:
Customer service and other fees	2,640	2,320	9,909	9,413
Gain on sale of securities	817	283	2,527	3,703
Gain on sale of SBA loans	—	—	203	—
Other	309	197	952	829
Total noninterest income	3,766	2,800	13,591	13,945
Noninterest expense:
Salaries and employee benefits	6,832	6,716	26,769	26,059
Occupancy expense	1,550	1,967	7,253	7,513
Furniture and equipment	760	846	3,143	3,508
Amortization of intangible assets	812	1,017	3,138	4,091
Other real estate owned, net	3,209	240	4,370	1,559
Insurance and assessments	677	845	3,137	4,053
Professional fees	1,543	690	4,089	3,528
Prepayment penalty on long term debt	—	—	—	2,672
Impairment of long-lived assets	—	—	2,750	—
Other general and administrative	2,539	2,528	9,465	9,504
Total noninterest expense	17,922	14,849	64,114	62,487
Income before income taxes	4,561	2,276	11,888	6,352
Income tax expense (benefit)	1,441	—	(3,171)	—
Net Income	$3,120	$2,276	$15,059	$6,352
Net income (loss) applicable to common stockholders	$3,120	$2,276	$15,059	$(13,454)

Earnings (loss) per common share—basic:	$0.03	$0.02	$0.14	$(0.21)
Earnings (loss) per common share—diluted:	0.03	0.02	0.14	(0.21)

Weighted average common shares outstanding-basic	103,988,407	103,840,990	103,934,009	64,941,731
Weighted average common shares outstanding-diluted	104,337,595	104,060,096	104,391,256	64,941,731

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,129,893	$1,096,395	$1,085,975	$1,110,267	$1,123,619
Securities	451,342	403,053	364,833	405,240	394,456
Other earning assets	159,038	170,852	124,385	129,391	140,608
Average earning assets	1,740,273	1,670,300	1,575,193	1,644,898	1,658,683
Other assets	102,939	106,257	106,975	104,217	110,249
Total average assets	$1,843,212	$1,776,557	$1,682,168	$1,749,115	$1,768,932

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$521,000	$515,157	$459,031	$496,940	$425,763
Interest-bearing deposits	895,729	861,685	869,758	867,259	953,727
Average deposits	1,416,729	1,376,842	1,328,789	1,364,199	1,379,490
Other interest-bearing liabilities	232,004	208,643	173,848	197,633	215,093
Other liabilities	8,736	8,739	9,691	7,983	8,548
Total average liabilities	1,657,469	1,594,224	1,512,328	1,569,815	1,603,131
Average stockholders’ equity	185,743	182,333	169,840	179,300	165,801
Total average liabilities and stockholders’ equity	$1,843,212	$1,776,557	$1,682,168	$1,749,115	$1,768,932

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
	(Dollars in thousands)
Nonaccrual loans and leases	$13,692	$21,185	$21,291	$29,648	$26,801
Other nonperforming loans	224	543	—	1,301	6
Total nonperforming loans	$13,916	$21,728	$21,291	$30,949	$26,807
Other real estate owned and foreclosed assets	19,580	23,532	24,640	28,072	29,027
Total nonperforming assets	$33,496	$45,260	$45,931	$59,021	$55,834

Total classified assets	$58,635	$74,514	$77,910	$81,130	$83,317

Nonperforming loans	$13,916	$21,728	$21,291	$30,949	$26,807
Other restructured loans still accruing	3,838	—	—	—	—
Allocated allowance for loan losses	(2,654)	(3,774)	(1,859)	(2,572)	(3,490)
Net investment in impaired loans	$15,100	$17,954	$19,432	$28,377	$23,317

Accruing loans past due 90 days or more	$224	$543	$—	$1,301	$6

Accruing loans past due 30-89 days	$4,270	$7,678	$18,448	$10,798	$10,805

Charged-off loans	$1,199	$1,067	$2,062	$6,371	$2,603
Recoveries	(1,244)	(357)	(794)	(785)	(412)
Net charge-offs	$(45)	$710	$1,268	$5,586	$2,191

Provision for loan losses	$(3,500)	$—	$500	$1,000	$1,000

Allowance for loan losses	$25,142	$28,597	$29,307	$30,075	$34,661

Allowance for loan losses to loans, net of unearned discount	2.17%	2.56%	2.64%	2.71%	3.16%
Allowance for loan losses to nonaccrual loans	183.63%	134.99%	137.65%	101.44%	129.33%
Allowance for loan losses to nonperforming assets	75.06%	63.18%	63.81%	50.96%	62.08%
Allowance for loan losses to nonperforming loans	180.67%	131.61%	137.65%	97.17%	129.30%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	2.84%	3.96%	4.05%	5.19%	4.95%
Nonperforming assets to total assets	1.78%	2.47%	2.62%	3.44%	3.30%
Nonaccrual loans to loans, net of unearned discount	1.18%	1.89%	1.92%	2.67%	2.44%
Nonperforming loans to loans, net of unearned discount	1.20%	1.94%	1.92%	2.79%	2.44%
Annualized net charge-offs to average loans	(0.02)%	0.26%	0.46%	2.03%	0.80%